/s/ George F. Landegger	December 5, 2011
**Signature of Reporting Person

/s/ George F. Landegger	December 5, 2011
Chairman and President of The Whittemore Collection, Ltd.

/s/ George F. Landegger	December 5, 2011
Chairman and President of Parsons & Whittemore Enterprises Corp.

/s/ George F. Landegger	December 5, 2011
Trustee of the George F. Landegger 2010 5-Year GRAT

/s/ George F. Landegger	December 5, 2011
Trustee of the George F. Landegger 2010 10-Year GRAT

______________________________

1.
Parsons & Whittemore Enterprises Corp., a Delaware corporation (“PWE”), is the sole shareholder of The Whittemore Collection, Ltd., a New York corporation (“TWC”), and, in such capacity, may be deemed to own beneficially and indirectly the shares of common stock, par value $0.001 (“Common Stock”), of Guided Therapeutics, Inc., a Delaware corporation (the “Issuer”), and warrants to purchase shares of Common Stock reported herein which are deemed beneficially owned by TWC.  George F. Landegger is the Chairman and President of TWC and owns the majority of voting shares of PWE, and, in such capacities, may be deemed to own beneficially and indirectly the shares of Common Stock and warrants to purchase shares of Common Stock reported herein which are deemed beneficially owned by PWE and TWC.  In addition, Mr. Landegger serves as trustee of each of the George F. Landegger 2010 5-Year GRAT and the George F. Landegger 2010 10-Year GRAT (each, a “Trust” and collectively, the “Trusts”), and in such capacity, may be deemed to own beneficially and indirectly the shares of Common Stock reported herein which are deemed beneficially owned by each of the Trusts.

2.
On November 22, 2011, Mr. Landegger, in his personal capacity, (i) purchased 685,145 shares of Common Stock and a warrant to purchase 95,062 shares of Common Stock and (ii) exercised a warrant to purchase 123,457 shares of Common Stock, in each case, pursuant to that certain Private Sale of Common Stock and Stock Warrant Subscription Agreement, dated November 21, 2011, between the Issuer and Mr. Landegger.  Prior to November 22, 2011, Mr. Landegger beneficially owned, in his personal capacity, an additional 1,234,568 shares of Common Stock.

3.
On November 22, 2011, TWC (i) purchased 1,370,291 shares of Common Stock and a warrant to purchase 190,124 shares of Common Stock and (ii) exercised a warrant to purchase 246,914 shares of Common Stock, in each case, pursuant to that certain Private Sale of Common Stock and Stock Warrant Subscription Agreement, dated November 21, 2011, between the Issuer and TWC.  Prior to November 22, 2011, TWC beneficially owned an additional 2,591,136 shares of Common Stock.

4.	On November 7, 2011, the George F. Landegger 2010 5-Year GRAT purchased 115,900 shares of Common Stock in a public market transaction.

5.	On November 7, 2011, the George F. Landegger 2010 10-Year GRAT purchased 115,900 shares of Common Stock in a public market transaction.

6.
Mr. Landegger, PWE, TWC and the Trusts may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.  Each reporting person disclaims beneficial ownership of the shares of Common Stock and warrants to purchase shares of Common Stock reported herein except to the extent of, as applicable, his or its pecuniary interest therein, and expressly declares that the filing of this Form 3 shall not be construed as an admission that such reporting person is the beneficial owner of the shares of Common Stock and warrants to purchase shares of Common Stock that may be beneficially owned by any other reporting person.